Exhibit 7(p)

                                LETTER AGREEMENT


May 1, 2001

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

Please be advised that Janus Aspen Series (the "Trust") has established Global Value Portfolio as new series of the Trust. Pursuant to Section 17 of the Custodian Contract dated September 13, 1993, as amended, between the Trust and State Street Bank and Trust Company ("State Street"), the Trust hereby requests confirmation that State Street will act as custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

                                        JANUS ASPEN SERIES



                                        Kelley A. Howes, Vice President


STATE STREET BANK AND TRUST COMPANY


By:

Agreed to this 1st day of May, 2001


cc:   Bonnie M. Howe
      Glenn O'Flaherty
      Christine Scheel